ARTICLES OF AMENDMENT

                                     TO THE

                              AMENDED AND RESTATED

                          ARTICLES OF INCORPORATION OF

                                EFTC CORPORATION


                  Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation:

                  FIRST:  The name of the corporation is EFTC Corporation.

                  SECOND: The following amendment to the Amended and Restated Articles of Incorporation was adopted on October 2, 2000, as prescribed by the Colorado Business Corporation Act, by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

                  THIRD: Article Eight of the Articles of Incorporation is hereby amended in its entirety as follows:

                                  ARTICLE EIGHT

                             [INTENTIONALLY OMITTED]

                  FOURTH: Except as hereby amended, the provisions of the Articles of Incorporation, as heretofore amended, shall remain in full force and effect.


                  Dated:  November 3, 2000


                                                EFTC CORPORATION



                                                By: /s/ Peter W. Harper
                                                Name:  Peter W. Harper
                                                Title: Chief Financial Officer